EXHIBIT 10.7

PROMISSORY NOTE – B-4

$50,000.00	July 11, 2012

FOR VALUE RECEIVED, HPEV, Inc., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of SPIRIT BEAR LIMITED (the “Lender”), the principal sum of FIFTY THOUSAND 00/100 DOLLARS ($50,000.00) together with interest thereon from the date of this Note on the unpaid principal balance.  Interest shall accrue at a rate of one and twenty-eight one hundredths of a percent (1.28%) per annum.  Principal and all accrued interest under this Note shall be due and payable on the sooner of (i) one hundred eighty (180) calendar days from the date of issuance first set forth above or (ii) three (3) business days after the Next Equity Financing (defined below).

This Note is issued pursuant to that certain Note and Warrant Purchase Agreement dated August 9, 2012 (the “Purchase Agreement”).

All payments shall be made in lawful money of the United States of America at the principal office of the Borrower, or at such other place as the holder hereof may from time to time designate in writing to the Borrower.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  This Note shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

The outstanding principal balance and unpaid accrued interest on this Note shall be due and payable within three (3) business days after the closing of the Borrower’s next transaction or series of related transactions in which the Borrower sells equity securities (excluding equity securities sold and issued pursuant to exercise of options issued under equity compensation plans, exercise of the Warrants issued under the Purchase Agreement, or under the terms of the Purchase Agreement) (the “Next Equity Financing”); provided, that the Borrower may, in its sole discretion, repay the principal and accrued interest on this Note at any time.  The Borrower hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

Upon default, the unpaid principal balance of this Note together with all accrued but unpaid interest shall become due immediately at the option of the holder hereof.  Default shall be the failure of the undersigned to pay interest or principal when due, or the filing by or against the undersigned of a proceeding under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law.

HPEV, INC.

By /s/ Timothy Hassett
Timothy Hassett, Chief Executive Officer